                                                                   Exhibit 99.1

                       TECHNOLOGY INVESTMENT CAPITAL CORP.
                         8 Sound Shore Drive, Suite 255
                               Greenwich, CT 06830
                     Tel: (203) 983-5275 Fax: (203) 983-5290

           TICC ANNOUNCES $15 MILLION TRANSACTION WITH TRENSTAR, INC.

Greenwich, CT - 9/8/2004 - Technology Investment Capital Corp. (NASDAQ: TICC)
announced today that it has completed a $15 million transaction with TrenStar,
Inc., a leading provider of radio frequency identification ("RFID")-enabled mobile asset management solutions to major industrial companies. TrenStar's outsourced solution combines RFID and asset tracking technology with logistics services to help customers track containers as they move through the supply chain and optimize asset utilization. TrenStar is backed by The Carlyle Group and Trencor Ltd (JSE: TRE). TICC's investment consists of senior notes with warrants.

"With TICC's financing, TrenStar should be able to continue to execute on its growth strategy, creating additional value as a leading global provider of cutting-edge supply chain technology and asset management solutions," says Greg
Cronin, TrenStar's CEO. Anand Gowda, a Principal at The Carlyle Group adds, "we are pleased to be working closely with TICC and view them as a strong partner in our commitment to TrenStar."

ABOUT TRENSTAR
TrenStar's supply chain technology and services heritage has evolved into a pioneering RFID-enabled, "pay-per-use" model of mobile asset management designed to reduce transportation and operating costs for companies invested in containers that move raw materials, work-in-progress and finished goods through the supply chain. TrenStar's three-part asset management, logistics services and supply chain technology solution, integrating RFID and container tracking software, is offered to qualified clients for no up front cost. This solution is intended to benefit multiple companies in an asset-intensive industry participating in TrenStar's distinctive asset pooling operations.

TrenStar and its affiliates focus on brewing, beverage, food, synthetic rubber, air cargo, healthcare and other asset-intensive industries. TrenStar is headquartered in Denver, Colorado and has offices in the United Kingdom,
Australia and South Africa. Please visit www.trenstar.com for more information.

ABOUT TECHNOLOGY INVESTMENT CAPITAL CORP.
We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the non-public debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry
Osherow at (203) 661-9572 or visit our website at www.ticc.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words
"believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange
Commission. We undertake no obligation to update such statements to reflect subsequent events.